Exhibit 3.1

INVESCO MORTGAGE CAPITAL INC.

ARTICLES OF AMENDMENT

Invesco Mortgage Capital Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended to provide that, immediately upon the Effective Time (as defined below), every ten shares of common stock (the “Common Stock”), par value $0.01 per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of Common Stock, par value $0.10 per share, of the Corporation. Upon the Effective Time, no fractional shares of Common Stock will be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product obtained by multiplying (a) the fraction of a share by (b) the product obtained by multiplying (i) the closing price of the Common Stock as reported by the New York Stock Exchange on the date of the Effective Time (prior to giving effect to the foregoing combination) by (ii) ten.

SECOND: The amendment to the Charter as set forth in Article FIRST has been duly approved by a majority of the Board of Directors of the Corporation as required by law. The amendment set forth in Article FIRST is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m. Eastern Time on June 3, 2022 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 1st day of June, 2022.

ATTEST:	INVESCO MORTGAGE CAPITAL INC.

/s/ Rebecca Smith	By:	/s/ John M. Anzalone	(SEAL)
Name: Rebecca Smith		Name: John M. Anzalone
Title: Secretary		Title: Chief Executive Officer